Exhibit 99

Piper Jaffray Companies Announces
2015 Fourth Quarter and Year-end Results

MINNEAPOLIS – February 4, 2016 – Piper Jaffray Companies (NYSE: PJC) today announced its financial results for the quarter and year ended December 31, 2015.
We achieved record revenues in 2015 led by the strength of our Investment Banking franchise

Financial Highlights

•
Adjusted net income(1) was $21.1 million, or $1.40 per diluted common share(1), in the fourth quarter of 2015, compared to $14.7 million, or $0.90 per diluted common share, in the fourth quarter of 2014, and $7.3 million, or $0.48 per diluted common share, in the third quarter of 2015.

•	Record adjusted net revenues(1) of $195.1 million in the fourth quarter of 2015, compared to $148.4 million in both the fourth quarter of 2014 and the third quarter of 2015, respectively.

•	Adjusted pre-tax operating margin(1) was 17.2% in the fourth quarter of 2015, compared to 15.9% and 7.0% in the fourth quarter of 2014 and the third quarter of 2015, respectively.

•	Our Capital Markets segment produced a record $414.8 million of investment banking revenues for the year ended December 31, 2015 driven by record advisory services and debt financing revenues.

•	Assets under management were $8.9 billion at December 31, 2015, compared to $11.5 billion in the year-ago period and $9.4 billion at the end of the third quarter of 2015.

•
Adjusted rolling 12 month return on average common shareholders' equity(2) decreased to 8.1% at December 31, 2015, compared to 9.2% at December 31, 2014. On a GAAP basis our return on average common shareholders' equity decreased to 6.4% at December 31, 2015, compared to 8.1% at December 31, 2014.

•	Book value per share increased 10% from December 31, 2014 to $58.87 a share at December 31, 2015.

	Three Months Ended			Percent Inc/(Dec)		Twelve Months Ended
(Amounts in thousands,	Dec. 31,	Sept. 30,	Dec. 31,	4Q '15	4Q '15	Dec. 31,	Dec. 31,	Percent
except per share data)	2015	2015	2014	vs. 3Q '15	vs. 4Q '14	2015	2014	Inc/(Dec)
As Adjusted(1)
Net revenues	$195,096	$148,394	$148,394	31.5%	31.5%	$663,108	$632,439	4.8%
Net income	$21,147	$7,250	$14,700	191.7%	43.9%	$65,850	$72,114	(8.7)%
Earnings per diluted common share	$1.40	$0.48	$0.90	191.7%	55.6%	$4.22	$4.42	(4.5)%
Pre-tax operating margin	17.2%	7.0%	15.9%			15.5%	18.0%

U.S. GAAP
Net revenues	$197,364	$149,617	$150,548	31.9%	31.1%	$672,918	$648,138	3.8%
Net income	$13,273	$4,831	$12,543	174.7%	5.8%	$52,075	$63,172	(17.6)%
Earnings per diluted common share	$0.88	$0.32	$0.77	175.0%	14.3%	$3.34	$3.87	(13.7)%
Pre-tax operating margin	11.4%	4.5%	14.3%			12.8%	17.0%
_____________

(1)     A non-U.S. GAAP ("non-GAAP") measure. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information." We believe that presenting our results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of our operating results across periods.
(2)    A non-GAAP measure. See the "Additional Shareholder Information" section for an explanation of the calculation of this non-GAAP measure. We believe that the adjusted rolling 12 month return on average common shareholders' equity provides a meaningful measure of our return on the core operating results of the business.

For the fourth quarter of 2015, on a U.S. GAAP basis, net revenues were $197.4 million, and net income was $13.3 million, or $0.88 per diluted common share.
For the twelve months ended December 31, 2015, net revenues on a U.S. GAAP basis were $672.9 million. Net income on a U.S. GAAP basis was $52.1 million, or $3.34 per diluted common share, in 2015.
"We achieved record revenues and delivered solid results for our shareholders in 2015, while actively investing in the business to position us for continued growth and improved shareholder returns," said Andrew S. Duff, Chairman and Chief Executive Officer. "In particular, our expansion into the Financial Institutions and the Energy sectors represent significant milestones for the firm."
Fourth Quarter Results – Non-GAAP Basis
Throughout the Adjusted Consolidated Results and Business Segment Results sections of this press release we present financial measures that are not prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). The non-GAAP financial measures include adjustments to exclude (1) revenues and expenses related to noncontrolling interests, (2) amortization of intangible assets related to acquisitions, (3) compensation for acquisition-related agreements and (4) restructuring and acquisition integration costs. Management believes that presenting results and measures on this adjusted basis alongside U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

Adjusted Consolidated Results
For the fourth quarter of 2015, adjusted net revenues were $195.1 million, up 32% compared to $148.4 million in both the fourth quarter of 2014 and the third quarter of 2015, respectively, due primarily to higher advisory services and fixed income institutional brokerage revenues.

For the fourth quarter of 2015, adjusted compensation and benefits expenses were $124.8 million, up 35% and 31% compared to the fourth quarter of 2014 and the third quarter of 2015, respectively. The increase for both periods was due to improved financial results, as well as incremental compensation expenses associated with the significant hiring to expand our financial institutions group and our acquisitions of River Branch Holdings LLC ("River Branch") and BMO Capital Markets GKST Inc. ("BMO GKST"), which closed on September 30, 2015 and October 9, 2015, respectively.

For the fourth quarter of 2015, adjusted compensation and benefits expenses were 64.0% of adjusted net revenues, compared to 62.4% and 64.3% for the fourth quarter of 2014 and the third quarter of 2015, respectively. The adjusted compensation ratio increased compared to the year-ago period due to compensation expenses associated with the significant hiring in the current year in our Capital Markets segment to expand our financial institutions group.

Adjusted non-compensation expenses were $36.8 million for the fourth quarter of 2015, up 14% compared to the year-ago period. The increase compared to the fourth quarter of 2014 was due to higher travel expenses resulting from increased business activity, as well as the incremental costs associated with the acquisitions of River Branch and BMO GKST. Adjusted non-compensation expenses were down 14% compared to the sequential quarter. Adjusted non-compensation expenses were higher in the third quarter of 2015 due to a $9.8 million pre-tax charge resulting from a settlement of a legal matter.

On an adjusted basis, our effective tax rate was 36.9% for the fourth quarter of 2015, compared to 37.7% and 30.0% for the fourth quarter of 2014 and the third quarter of 2015, respectively. The reduced effective tax rate for the third quarter of 2015 was due to the impact of tax-exempt interest income representing a larger proportion of our pre-tax income.

Business Segment Results
The firm has two reportable business segments: Capital Markets and Asset Management. Consolidated net revenues and expenses are fully allocated to these two segments.

Capital Markets
For the quarter, Capital Markets generated adjusted pre-tax operating income of $31.0 million, compared to $18.0 million and $10.5 million in the fourth quarter of 2014 and the third quarter of 2015, respectively.

Adjusted net revenues were $181.1 million, up 40% and 33% compared to the year-ago period and the third quarter of 2015, respectively.

•
Equity financing revenues of $19.8 million decreased 8% and 18% compared to the year-ago period and the sequential quarter, respectively. Revenues decreased compared to both periods due to fewer completed transactions, which was partially offset by higher revenue per transaction.

•
Debt financing revenues were $22.1 million, up 13% compared to the fourth quarter of 2014 due to more completed transactions, and up 8% compared to the third quarter of 2015 due to higher revenue per transaction.

•
Advisory services revenues from mergers and acquisitions and equity private placement transactions were $87.5 million, up 108% and 86% compared to the fourth quarter of 2014 and the sequential quarter, respectively. Revenues increased compared to both periods due to higher revenue per transaction.

•	Equity institutional brokerage revenues of $19.2 million decreased 16% compared to the year-ago period due to lower client trading volumes. Revenues decreased 4% compared to the third quarter of 2015.

•
Adjusted fixed income institutional brokerage revenues were $33.5 million, up 45% and 84% compared to the fourth quarter of 2014 and the third quarter of 2015, respectively, due to higher trading gains and the addition of fixed income sales and trading professionals from the BMO GKST acquisition.

•
Management and performance fees earned from managing our alternative asset management funds were $0.7 million, compared to $0.9 million and $1.9 million in the year-ago period and the sequential quarter, respectively. The decrease compared to the third quarter of 2015 was due to lower management fees.

•
Adjusted investment income, which includes realized and unrealized gains and losses on investments in our merchant banking fund and firm investments, was $0.8 million for the quarter, compared to $1.3 million and $6.1 million in the year-ago period and sequential quarter, respectively. In the third quarter of 2015, we recorded higher gains on our merchant banking firm investments.

•
Long-term financing expenses, which primarily represent interest paid on the firm's senior notes, were $2.7 million, compared to $1.6 million and $1.7 million in the year-ago period and sequential quarter, respectively. The increase compared to both of the prior periods was due to a higher amount of outstanding principal on the senior notes in the fourth quarter of 2015.

•
Adjusted operating expenses for the fourth quarter of 2015 were $150.1 million, up 34% and 19% compared to the fourth quarter of 2014 and the third quarter of 2015, respectively. The increase compared to both periods primarily resulted from higher compensation expenses due to improved operating results and business expansion.

•
Adjusted segment pre-tax operating margin was 17.1% compared to 13.9% in the year-ago period and 7.7% in the third quarter of 2015. Adjusted pre-tax operating margin improved compared to both periods due to higher net revenues. Also, adjusted pre-tax operating margin was lower in the sequential quarter due to a $9.8 million legal settlement.

Asset Management
For the quarter ended December 31, 2015, Asset Management generated adjusted pre-tax operating income of $2.5 million, compared to adjusted pre-tax operating income of $5.6 million in the fourth quarter of 2014 and an adjusted pre-tax operating loss of $0.1 million in the third quarter of 2015.

Net revenues were $14.0 million, down 25% compared to the fourth quarter of 2014 and up 17% compared to the third quarter of 2015.

•
Management and performance fees of $15.6 million decreased 20% and 9% compared to the fourth quarter of 2014 and the third quarter of 2015, respectively. Revenues decreased compared to both periods due to lower management fees from decreased assets under management (AUM) driven primarily by market depreciation.

•
Investment losses on firm capital invested in our strategies was $1.5 million for the current quarter, compared with a loss of $0.6 million and $5.1 million in the fourth quarter of 2014 and the third quarter of 2015, respectively, driven by unrealized losses in MLP investments.

•
Adjusted operating expenses for the current quarter were $11.5 million, down 12% compared to the year-ago period due to lower compensation and non-compensation expenses. Compared to the third quarter of 2015, adjusted operating expenses decreased 5% due to lower compensation expenses.

•
Adjusted segment pre-tax operating margin was 17.7%, compared to 29.9% in the fourth quarter of 2014 and a negative 1.2% in the third quarter of 2015. Excluding investment losses on firm capital invested in our strategies, adjusted segment pre-tax operating margin related to our core asset management operations was 25.8% in the fourth quarter of 2015, compared to 32.2% in the year-ago period and 29.1% in the sequential quarter. Adjusted segment pre-tax operating margin excluding investment losses declined relative to both periods primarily due to lower management fees.

•
AUM was $8.9 billion at the end of the fourth quarter of 2015, compared to $11.5 billion in the year-ago period and $9.4 billion at the end of the third quarter of 2015. The decreases in AUM have been driven by market depreciation, primarily from our MLP product offerings.

Full-Year 2015 Results – Non-GAAP Basis
Adjusted Consolidated Results
In 2015, adjusted EPS was $4.22, compared to $4.42 in 2014. The decrease was due to a legal settlement in 2015, as well as incremental expenses related to the expansion of our Capital Markets financial institutions group. Excluding the legal settlement of $9.8 million or $0.39 per share, adjusted EPS would have been $4.61 per diluted common share(3), up 4% compared to 2014.

Adjusted net revenues were $663.1 million in 2015, up 5% compared to $632.4 million in 2014. The increase was due primarily to higher investment banking revenues, partially offset by lower asset management revenues.

For 2015, adjusted compensation and benefits expenses were $417.5 million, up 7% compared to 2014, due primarily to improved financial performance. Adjusted compensation and benefits expenses were 63.0% of adjusted net revenues in 2015, up from 61.6% in 2014, due to a change in our mix of business and incremental compensation expenses related to the expansion of our Capital Markets financial institutions group.

Adjusted non-compensation expenses were $143.0 million in 2015, up 11% compared to 2014. The increase was due to a $9.8 million legal settlement in 2015 and higher expenses from increased business activity, and incremental costs associated with the acquisitions of River Branch and BMO GKST.

Business Segment Results
Capital Markets
For 2015, Capital Markets generated adjusted pre-tax operating income of $88.3 million, up 4% from $84.9 million in 2014. Adjusted net revenues were $599.5 million in 2015, up 9% compared to $552.1 million in the prior year, driven by strong debt financing, advisory services, and investment income.

Adjusted operating expenses were $511.2 million in 2015, up 9% compared to 2014, due to higher compensation expenses from increased operating results and incremental compensation expense related to expansion of financial institutions group, as well as higher non-compensation expenses driven by a $9.8 million pre-tax charge resulting from a settlement of a legal matter. Adjusted segment pre-tax operating margin declined from 15.4% in 2014 to 14.7% in 2015.

_______

(3)	Management believes that the presentation of adjusted earnings per share excluding the legal settlement is a better comparison of year-over-year results.

Asset Management
For 2015, Asset Management generated adjusted pre-tax operating income of $14.3 million, down 50% compared to $28.8 million in 2014. Net revenues were $63.6 million in 2015, down 21% compared to 2014 due to lower management fees and investment losses.

Adjusted operating expenses were $49.3 million in 2015, down 4% compared to 2014. Adjusted segment pre-tax operating margin declined from 35.8% in 2014 to 22.5% in 2015. Excluding investment income/(loss) on firm capital invested in our strategies, adjusted operating margin declined from 35.3% in 2014 to 29.9% in 2015, due to lower revenues.

Other Matters
During 2015, we returned $133.0 million of capital to shareholders by repurchasing approximately 2,740,000 shares, at an average price of $48.50 per share, of which $118.5 million related to our share repurchase authorization. We have $131.5 million remaining under this authorization, which expires on September 30, 2017.

In 2015, we incurred $10.7 million of restructuring and integration charges. These charges principally resulted from severance benefits and transaction costs related to our acquisitions of River Branch and BMO GKST.

On November 16, 2015, we entered into a definitive agreement to acquire Simmons & Company International, a Texas-based employee-owned investment bank and broker dealer focused on the energy industry. The transaction is valued at approximately $139.0 million, payable at closing, consisting of $91.0 million in cash and $48.0 million of restricted stock. We have committed an additional $21.0 million in cash and stock for retention purposes. The transaction is expected to close in the first quarter of 2016.

Additional Shareholder Information

	For the Quarter Ended
	Dec. 31, 2015	Sept. 30, 2015	Dec. 31, 2014
Full time employees	1,152	1,094	1,026
Equity financings
# of transactions	12	22	17
Capital raised	$1.9 billion	$3.0 billion	$2.7 billion
Municipal negotiated issuances
# of transactions	180	159	128
Par value	$2.6 billion	$3.3 billion	$2.3 billion
Advisory transactions
# of transactions	25	23	24
Aggregate deal value	$10.0 billion	$7.0 billion	$2.6 billion
Asset Management
AUM	$8.9 billion	$9.4 billion	$11.5 billion
Common shareholders’ equity	$783.7 million	$795.4 million	$819.9 million
Number of common shares outstanding (in thousands)	13,311	13,947	15,265
Rolling 12 month return on average common shareholders’ equity *	6.4%	6.3%	8.1%
Adjusted rolling 12 month return on average common shareholders’ equity †	8.1%	7.3%	9.2%
Book value per share	$58.87	$57.03	$53.71
Tangible book value per share ‡	$40.20	$39.36	$37.82

*
Rolling 12 month return on average common shareholders' equity is computed by dividing net income applicable to Piper Jaffray Companies' for the last 12 months by average monthly common shareholders' equity.

†
Adjusted Rolling 12 month return on average common shareholders' equity is computed by dividing adjusted net income for the last 12 months by average monthly common shareholders' equity. For a detailed explanation of the components of adjusted net income, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information." Management believes that the adjusted rolling 12 month return on average common shareholders' equity provides a meaningful measure of our return on the core operating results of the business.

‡    Tangible book value per share is computed by dividing tangible common shareholders’ equity by common shares outstanding. Tangible common shareholders’ equity equals total common shareholders’ equity less goodwill and identifiable intangible assets. Management believes that tangible book value per share is a meaningful measure of the tangible assets deployed in our business. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity. The following is a reconciliation of shareholders’ equity to tangible shareholders’ equity:

	As of	As of	As of
(Amounts in thousands)	Dec. 31, 2015	Sept. 30, 2015	Dec. 31, 2014
Common shareholders’ equity	$783,659	$795,385	$819,912
Deduct: goodwill and identifiable intangible assets	248,506	246,362	242,536

Tangible common shareholders’ equity	$535,153	$549,023	$577,376

Additional Shareholder Information – Continued

	For the Year Ended
	Dec. 31, 2015	Dec. 31, 2014
Equity financings
# of transactions	95	90
Capital raised	$17.4 billion	$20.5 billion
Municipal negotiated issuances
# of transactions	707	485
Par value	$14.3 billion	$9.5 billion
Advisory transactions
# of transactions	82	91
Aggregate deal value	$23.0 billion	$14.7 billion

Conference Call
Andrew S. Duff, chairman and chief executive officer, and Debbra L. Schoneman, chief financial officer, will hold a conference call to review the financial results on Thur., Feb. 4 at 9 a.m. ET (8 a.m. CT). The earnings release will be available on or after Feb. 4 at the firm's Web site at www.piperjaffray.com. The call can be accessed via webcast or by dialing (888)810-0209 or (706)902-1361 (international) and referencing reservation #22303402. Callers should dial in at least 15 minutes prior to the call time. A replay of the conference call will be available beginning at approximately 12 p.m. ET Feb. 4 at the same Web address or by calling (855)859-2056 and referencing reservation #22303402.

About Piper Jaffray
Piper Jaffray is an investment bank and asset management firm serving clients in the U.S. and internationally. Proven advisory teams combine deep industry, product and sector expertise with ready access to capital. Founded in 1895, the firm is headquartered in Minneapolis and has offices across the United States and in London, Hong Kong and Zurich. www.piperjaffray.com

Investor Relations Contact
Tom Smith
Tel: (612)303-6336

Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about general economic and market conditions (including the outlook for equity markets and the interest rate environment), the environment and prospects for corporate advisory transactions and capital markets (including our performance in specific sectors and the outlook for future quarters), anticipated financial results generally (including expectations regarding our noncompensation expenses, compensation and benefits expense, compensation ratio, revenue levels, operating margins, earnings per share, effective tax rate, and return on equity), current deal pipelines (or backlogs), financial results for our asset management segment (including our performance in specific sectors, e.g. energy-based MLPs),the liquidity of fixed income markets and impact on our related inventory, our strategic priorities (including growth in public finance, asset management, and corporate advisory), potential acquisitions or strategic hires, the expected benefits of our expansion into the financial institutions and energy sectors, including the expected benefits of the acquisition of Simmons and Company International and integration of River Branch Holdings LLC and BMO Capital Markets GKST Inc. or other similar matters.

Forward-looking statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements. These risks, uncertainties and important factors include, but are not limited to, the following:

•
market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability;

•
net revenues from equity and debt financings and corporate advisory engagements may vary materially depending on the number, size, and timing of completed transactions, and completed transactions do not generally provide for subsequent engagements;

•
the volume of anticipated investment banking transactions as reflected in our deal pipelines (and the net revenues we earn from such transactions) may differ from expected results if there is a decline in macroeconomic conditions or the financial markets, or if the terms of any transactions are modified;

•
asset management revenue may vary based on investment performance and market and economic factors, and these factors may impact certain sectors that are more heavily weighted to our business, e.g. energy-based MLP funds;

•
interest rate volatility, especially if the changes are rapid or severe, could negatively impact our fixed income institutional business and the negative impact could be exaggerated by reduced liquidity in the fixed income markets;

•
strategic trading activities comprise a meaningful portion of our fixed income institutional brokerage revenue, and results from these activities may be volatile and vary significantly, including the possibility of incurring losses, on a quarterly and annual basis;

•
potential acquisitions targets or strategic hires may not be available on reasonable terms or at all, and we may not be able to effectively integrate any business or groups of employees we acquire or hire, and the expected benefits of any acquisitions or strategic hires, including that of Simmons and Company International, River Branch Holdings LLC and BMO Capital Markets GKST Inc., may take longer than anticipated to achieve and may not be achieved in their entirety or at all;

•	our stock price may fluctuate as a result of several factors, including but not limited to, changes in our revenues and operating results.
A further listing and description of these and other risks, uncertainties and important factors can be found in the sections titled “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014 and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2014, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.

© 2016 Piper Jaffray Companies, 800 Nicollet Mall, Suite 1000, Minneapolis, Minnesota 55402-7020
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Piper Jaffray Companies
Preliminary Results of Operations (U.S. GAAP – Unaudited)

	Three Months Ended			Percent Inc/(Dec)		Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	4Q '15	4Q '15	Dec. 31,	Dec. 31,	Percent
(Amounts in thousands, except per share data)	2015	2015	2014	vs. 3Q '15	vs. 4Q '14	2015	2014	Inc/(Dec)
Revenues:
Investment banking	$129,332	$91,640	$82,613	41.1%	56.6%	$414,118	$369,811	12.0%
Institutional brokerage	48,010	34,182	42,324	40.5	13.4	154,889	156,809	(1.2)
Asset management	16,287	18,951	20,242	(14.1)	(19.5)	75,017	85,062	(11.8)
Interest	8,802	9,128	11,781	(3.6)	(25.3)	41,557	48,716	(14.7)
Investment income	613	831	434	(26.2)	41.2	10,736	12,813	(16.2)
Total revenues	203,044	154,732	157,394	31.2	29.0	696,317	673,211	3.4

Interest expense	5,680	5,115	6,846	11.0	(17.0)	23,399	25,073	(6.7)

Net revenues	197,364	149,617	150,548	31.9	31.1	672,918	648,138	3.8

Non-interest expenses:
Compensation and benefits	126,190	96,132	93,765	31.3	34.6	421,733	394,510	6.9
Outside services	9,833	9,316	9,218	5.5	6.7	36,218	37,055	(2.3)
Occupancy and equipment	7,510	7,025	6,080	6.9	23.5	28,301	28,231	0.2
Communications	6,112	6,234	5,684	(2.0)	7.5	23,762	22,732	4.5
Marketing and business development	8,804	6,965	7,473	26.4	17.8	29,990	27,260	10.0
Trade execution and clearance	1,838	1,982	2,094	(7.3)	(12.2)	7,794	7,621	2.3
Restructuring and integration costs	9,156	1,496	—	512.0	N/M	10,652	—	N/M
Intangible asset amortization expense	2,343	1,773	2,318	32.1	1.1	7,662	9,272	(17.4)
Other operating expenses	3,094	11,906	2,427	(74.0)	27.5	20,383	11,146	82.9
Total non-interest expenses	174,880	142,829	129,059	22.4	35.5	586,495	537,827	9.0

Income before income tax expense	22,484	6,788	21,489	231.2	4.6	86,423	110,311	(21.7)

Income tax expense	7,336	1,573	7,514	366.4	(2.4)	27,941	35,986	(22.4)

Net income	15,148	5,215	13,975	190.5	8.4	58,482	74,325	(21.3)

Net income applicable to noncontrolling interests	1,875	384	1,432	388.3	30.9	6,407	11,153	(42.6)

Net income applicable to Piper Jaffray Companies (a)	$13,273	$4,831	$12,543	174.7%	5.8%	$52,075	$63,172	(17.6)%

Net income applicable to Piper Jaffray Companies’ common shareholders (a)	$12,147	$4,448	$11,700	173.1%	3.8%	$48,060	$58,141	(17.3)%

Earnings per common share
Basic	$0.88	$0.32	$0.77	175.0%	14.3%	$3.34	$3.88	(13.9)%
Diluted	$0.88	$0.32	$0.77	175.0%	14.3%	$3.34	$3.87	(13.7)%

Weighted average number of common shares outstanding
Basic	13,775	13,938	15,241	(1.2)%	(9.6)%	14,368	14,971	(4.0)%
Diluted	13,782	13,952	15,293	(1.2)%	(9.9)%	14,389	15,025	(4.2)%

(a)
Net income applicable to Piper Jaffray Companies is the total net income earned by the Company. Piper Jaffray Companies calculates earnings per common share using the two-class method, which requires the allocation of consolidated net income between common shareholders and participating security holders, which in the case of Piper Jaffray Companies, represents unvested restricted stock with dividend rights.

N/M — Not meaningful

Piper Jaffray Companies
Preliminary Segment Data (U.S. GAAP – Unaudited)

	Three Months Ended			Percent Inc/(Dec)		Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	4Q '15	4Q '15	Dec. 31,	Dec. 31,	Percent
(Dollars in thousands)	2015	2015	2014	vs. 3Q '15	vs. 4Q '14	2015	2014	Inc/(Dec)
Capital Markets
Investment banking
Financing
Equities	$19,847	$24,290	$21,474	(18.3)%	(7.6)%	$114,468	$109,706	4.3%
Debt	22,113	20,446	19,533	8.2	13.2	91,195	63,005	44.7
Advisory services	87,510	47,135	42,065	85.7	108.0	209,163	197,880	5.7
Total investment banking	129,470	91,871	83,072	40.9	55.9	414,826	370,591	11.9

Institutional sales and trading
Equities	19,246	20,026	22,874	(3.9)	(15.9)	78,584	82,211	(4.4)
Fixed income	34,347	18,259	23,140	88.1	48.4	94,305	92,200	2.3
Total institutional sales and trading	53,593	38,285	46,014	40.0	16.5	172,889	174,411	(0.9)

Management and performance fees	716	1,898	886	(62.3)	(19.2)	4,642	5,398	(14.0)

Investment income	2,274	7,274	3,446	(68.7)	(34.0)	24,468	24,046	1.8

Long-term financing expenses	(2,713)	(1,668)	(1,597)	62.6	69.9	(7,494)	(6,655)	12.6

Net revenues	183,340	137,660	131,821	33.2	39.1	609,331	567,791	7.3

Operating expenses	161,823	129,224	114,039	25.2	41.9	530,937	478,661	10.9

Segment pre-tax operating income	$21,517	$8,436	$17,782	155.1%	21.0%	$78,394	$89,130	(12.0)%

Segment pre-tax operating margin	11.7%	6.1%	13.5%			12.9%	15.7%

Asset Management
Management and performance fees
Management fees	$15,571	$17,053	$19,298	(8.7)%	(19.3)%	$70,167	$78,772	(10.9)%
Performance fees	—	—	58	—	(100.0)	208	892	(76.7)
Total management and performance fees	15,571	17,053	19,356	(8.7)	(19.6)	70,375	79,664	(11.7)

Investment income/(loss)	(1,547)	(5,096)	(629)	(69.6)	145.9	(6,788)	683	N/M

Net revenues	14,024	11,957	18,727	17.3	(25.1)	63,587	80,347	(20.9)

Operating expenses	13,057	13,605	15,020	(4.0)	(13.1)	55,558	59,166	(6.1)

Segment pre-tax operating income/(loss)	$967	$(1,648)	$3,707	N/M	(73.9)%	$8,029	$21,181	(62.1)%

Segment pre-tax operating margin	6.9%	(13.8)%	19.8%			12.6%	26.4%

Total
Net revenues	$197,364	$149,617	$150,548	31.9%	31.1%	$672,918	$648,138	3.8%

Operating expenses	174,880	142,829	129,059	22.4	35.5	586,495	537,827	9.0

Pre-tax operating income	$22,484	$6,788	$21,489	231.2%	4.6%	$86,423	$110,311	(21.7)%

Pre-tax operating margin	11.4%	4.5%	14.3%			12.8%	17.0%
N/M — Not meaningful

Piper Jaffray Companies
Preliminary Selected Summary Financial Information (Non-GAAP – Unaudited) (1)

	Three Months Ended			Percent Inc/(Dec)		Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	4Q '15	4Q '15	Dec. 31,	Dec. 31,	Percent
(Amounts in thousands, except per share data)	2015	2015	2014	vs. 3Q '15	vs. 4Q '14	2015	2014	Inc/(Dec)
Revenues:
Investment banking	$129,332	$91,640	$82,613	41.1%	56.6%	$414,118	$369,811	12.0%
Institutional brokerage	47,350	34,182	42,324	38.5	11.9	154,229	156,809	(1.6)
Asset management	16,287	18,951	20,242	(14.1)	(19.5)	75,017	85,062	(11.8)
Interest	8,564	7,885	8,853	8.6	(3.3)	33,808	36,688	(7.8)
Investment income/(loss)	(839)	631	125	N/M	N/M	7,093	5,231	35.6
Total revenues	200,694	153,289	154,157	30.9	30.2	684,265	653,601	4.7

Interest expense	5,598	4,895	5,763	14.4	(2.9)	21,157	21,162	—

Adjusted net revenues (2)	$195,096	$148,394	$148,394	31.5%	31.5%	$663,108	$632,439	4.8%

Non-interest expenses:
Adjusted compensation and benefits (3)	$124,802	$95,442	$92,552	30.8%	34.8%	$417,500	$389,281	7.2%
Ratio of adjusted compensation and benefits to adjusted net revenues	64.0%	64.3%	62.4%			63.0%	61.6%

Adjusted non-compensation expenses (4)	$36,798	$42,589	$32,254	(13.6)%	14.1%	$143,045	$129,499	10.5%
Ratio of adjusted non-compensation expenses to adjusted net revenues	18.9%	28.7%	21.7%			21.6%	20.5%

Adjusted income:
Adjusted income before adjusted income tax expense (5)	$33,496	$10,363	$23,588	223.2%	42.0%	$102,563	$113,659	(9.8)%
Adjusted operating margin (6)	17.2%	7.0%	15.9%			15.5%	18.0%

Adjusted income tax expense (7)	12,349	3,113	8,888	296.7	38.9	36,713	41,545	(11.6)

Adjusted net income (8)	$21,147	$7,250	$14,700	191.7%	43.9%	$65,850	$72,114	(8.7)%
Effective tax rate (9)	36.9%	30.0%	37.7%			35.8%	36.6%

Adjusted net income applicable to Piper Jaffray Companies’ common shareholders (10)	$19,354	$6,676	$13,712	189.9%	41.1%	$60,773	$66,371	(8.4)%

Adjusted earnings per diluted common share	$1.40	$0.48	$0.90	191.7%	55.6%	$4.22	$4.42	(4.5)%

Weighted average number of common shares outstanding
Diluted	13,782	13,952	15,293	(1.2)%	(9.9)%	14,389	15,025	(4.2)%
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."
N/M — Not meaningful

Piper Jaffray Companies
Preliminary Adjusted Segment Data (Non-GAAP – Unaudited)

	Three Months Ended			Percent Inc/(Dec)		Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	4Q '15	4Q '15	Dec. 31,	Dec. 31,	Percent
(Dollars in thousands)	2015	2015	2014	vs. 3Q '15	vs. 4Q '14	2015	2014	Inc/(Dec)
Capital Markets
Investment banking
Financing
Equities	$19,847	$24,290	$21,474	(18.3)%	(7.6)%	$114,468	$109,706	4.3%
Debt	22,113	20,446	19,533	8.2	13.2	91,195	63,005	44.7
Advisory services	87,510	47,135	42,065	85.7	108.0	209,163	197,880	5.7
Total investment banking	129,470	91,871	83,072	40.9	55.9	414,826	370,591	11.9

Institutional sales and trading
Equities	19,246	20,026	22,874	(3.9)	(15.9)	78,584	82,211	(4.4)
Fixed income	33,531	18,259	23,140	83.6	44.9	93,489	92,200	1.4
Total institutional sales and trading	52,777	38,285	46,014	37.9	14.7	172,073	174,411	(1.3)

Management and performance fees	716	1,898	886	(62.3)	(19.2)	4,642	5,398	(14.0)

Investment income	822	6,051	1,292	(86.4)	(36.4)	15,474	8,347	85.4

Long-term financing expenses	(2,713)	(1,668)	(1,597)	62.6	69.9	(7,494)	(6,655)	12.6

Adjusted net revenues (2)	181,072	136,437	129,667	32.7	39.6	599,521	552,092	8.6

Adjusted operating expenses (12)	150,053	125,936	111,682	19.2	34.4	511,241	467,198	9.4

Adjusted segment pre-tax operating income (5)	$31,019	$10,501	$17,985	195.4%	72.5%	$88,280	$84,894	4.0%

Adjusted segment pre-tax operating margin (6)	17.1%	7.7%	13.9%			14.7%	15.4%

Continued on next page

	Three Months Ended			Percent Inc/(Dec)		Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	4Q '15	4Q '15	Dec. 31,	Dec. 31,	Percent
(Dollars in thousands)	2015	2015	2014	vs. 3Q '15	vs. 4Q '14	2015	2014	Inc/(Dec)
Asset Management
Management and performance fees
Management fees	$15,571	$17,053	$19,298	(8.7)%	(19.3)%	$70,167	$78,772	(10.9)%
Performance fees	—	—	58	—	(100.0)	208	892	(76.7)
Total management and performance fees	15,571	17,053	19,356	(8.7)	(19.6)	70,375	79,664	(11.7)

Investment income/(loss)	(1,547)	(5,096)	(629)	(69.6)	145.9	(6,788)	683	N/M

Net revenues	14,024	11,957	18,727	17.3	(25.1)	63,587	80,347	(20.9)

Adjusted operating expenses (13)	11,547	12,095	13,124	(4.5)	(12.0)	49,304	51,582	(4.4)

Adjusted segment pre-tax operating income/(loss) (13)	$2,477	$(138)	$5,603	N/M	(55.8)%	$14,283	$28,765	(50.3)%

Adjusted segment pre-tax operating margin (6)	17.7%	(1.2)%	29.9%			22.5%	35.8%

Adjusted segment pre-tax operating margin excluding investment income/(loss) *	25.8%	29.1%	32.2%			29.9%	35.3%

Total
Adjusted net revenues (2)	$195,096	$148,394	$148,394	31.5%	31.5%	$663,108	$632,439	4.8%

Adjusted operating expenses (12)	161,600	138,031	124,806	17.1	29.5	560,545	518,780	8.1

Adjusted pre-tax operating income (5)	$33,496	$10,363	$23,588	223.2%	42.0%	$102,563	$113,659	(9.8)%

Adjusted pre-tax operating margin (6)	17.2%	7.0%	15.9%			15.5%	18.0%
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."
* Management believes that presenting adjusted segment pre-tax operating margin excluding investment income/(loss) provides the most meaningful basis for comparison of the operating results for the Asset Management segment across periods.
N/M — Not meaningful

Piper Jaffray Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(Amounts in thousands, except per share data)	2015	2015	2014	2015	2014
Net revenues:
Net revenues – U.S. GAAP basis	$197,364	$149,617	$150,548	$672,918	$648,138
Adjustments:
Revenue related to noncontrolling interests (11)	(2,268)	(1,223)	(2,154)	(9,810)	(15,699)
Adjusted net revenues	$195,096	$148,394	$148,394	$663,108	$632,439

Compensation and benefits:
Compensation and benefits – U.S. GAAP basis	$126,190	$96,132	$93,765	$421,733	$394,510
Adjustments:
Compensation from acquisition-related agreements	(1,388)	(690)	(1,213)	(4,233)	(5,229)
Adjusted compensation and benefits	$124,802	$95,442	$92,552	$417,500	$389,281

Non-compensation expenses:
Non-compensation expenses – U.S. GAAP basis	$48,690	$46,697	$35,294	$164,762	$143,317
Adjustments:
Non-compensation expenses related to noncontrolling interests (11)	(393)	(839)	(722)	(3,403)	(4,546)
Restructuring and integration costs	(9,156)	(1,496)	—	(10,652)	—
Amortization of intangible assets related to acquisitions	(2,343)	(1,773)	(2,318)	(7,662)	(9,272)
Adjusted non-compensation expenses	$36,798	$42,589	$32,254	$143,045	$129,499

Income before income tax expense:
Income before income tax expense – U.S. GAAP basis	$22,484	$6,788	$21,489	$86,423	$110,311
Adjustments:
Revenue related to noncontrolling interests (11)	(2,268)	(1,223)	(2,154)	(9,810)	(15,699)
Expenses related to noncontrolling interests (11)	393	839	722	3,403	4,546
Compensation from acquisition-related agreements	1,388	690	1,213	4,233	5,229
Restructuring and integration costs	9,156	1,496	—	10,652	—
Amortization of intangible assets related to acquisitions	2,343	1,773	2,318	7,662	9,272
Adjusted income before adjusted income tax expense	$33,496	$10,363	$23,588	$102,563	$113,659

Income tax expense:
Income tax expense – U.S. GAAP basis	$7,336	$1,573	$7,514	$27,941	$35,986
Tax effect of adjustments:
Compensation from acquisition-related agreements	540	268	472	1,647	2,034
Restructuring and integration costs	3,562	582	—	4,144	—
Amortization of intangible assets related to acquisitions	911	690	902	2,981	3,525
Adjusted income tax expense	$12,349	$3,113	$8,888	$36,713	$41,545

Net income applicable to Piper Jaffray Companies:
Net income applicable to Piper Jaffray Companies – U.S. GAAP basis	$13,273	$4,831	$12,543	$52,075	$63,172
Adjustments:
Compensation from acquisition-related agreements	848	422	741	2,586	3,195
Restructuring and integration costs	5,594	914	—	6,508	—
Amortization of intangible assets related to acquisitions	1,432	1,083	1,416	4,681	5,747
Adjusted net income	$21,147	$7,250	$14,700	$65,850	$72,114

Continued on next page

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(Amounts in thousands, except per share data)	2015	2015	2014	2015	2014
Net income applicable to Piper Jaffray Companies' common shareholders:
Net income applicable to Piper Jaffray Companies' common stockholders – U.S. GAAP basis	$12,147	$4,448	$11,700	$48,060	$58,141
Adjustments:
Compensation from acquisition-related agreements	776	389	691	2,387	2,941
Restructuring and integration costs	5,120	842	—	6,006	—
Amortization of intangible assets related to acquisitions	1,311	997	1,321	4,320	5,289
Adjusted net income applicable to Piper Jaffray Companies' common stockholders	$19,354	$6,676	$13,712	$60,773	$66,371

Earnings per diluted common share:
Earnings per diluted common share – U.S. GAAP basis	$0.88	$0.32	$0.77	$3.34	$3.87
Adjustments:
Compensation from acquisition-related agreements	0.06	0.03	0.05	0.17	0.20
Restructuring and integration costs	0.37	0.06	—	0.42	—
Amortization of intangible assets related to acquisitions	0.10	0.07	0.09	0.30	0.35
Adjusted earnings per diluted common share	$1.40	$0.48	$0.90	$4.22	$4.42
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP.

Piper Jaffray Companies
Notes to Non-GAAP Financial Schedules

(1)
Selected Summary Financial Information are non-GAAP measures. Management believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods.

(2)	A non-GAAP measure which excludes revenues related to noncontrolling interests (see (11) below).

(3)	A non-GAAP measure which excludes compensation expense from acquisition-related agreements.

(4)
A non-GAAP measure which excludes (a) non-compensation expenses related to noncontrolling interests (see (11) below), (b) restructuring and integration costs and (c) amortization of intangible assets related to acquisitions.

(5)
A non-GAAP measure which excludes (a) revenues and expenses related to noncontrolling interests (see (11) below), (b) compensation from acquisition-related agreements, (c) restructuring and integration costs and (d) amortization of intangible assets related to acquisitions.

(6)	A non-GAAP measure which represents adjusted income before adjusted income tax expense as a percentage of adjusted net revenues.

(7)
A non-GAAP measure which excludes the income tax benefit from (a) compensation from acquisition-related agreements, (b) restructuring and integration costs and (c) amortization of intangible assets related to acquisitions.

(8)
A non-GAAP measure which represents net income earned by the Company excluding (a) compensation expense from acquisition-related agreements, (b) restructuring and integration costs, (c) amortization of intangible assets related to acquisitions and (d) the income tax expense/(benefit) allocated to the adjustments.

(9)
Effective tax rate is a non-GAAP measure which is computed based on a quotient, the numerator of which is adjusted income tax expense and the denominator of which is adjusted income before adjusted income tax expense.

(10)
Piper Jaffray Companies calculates earnings per common share using the two-class method, which requires the allocation of consolidated adjusted net income between common shareholders and participating security holders, which in the case of Piper Jaffray Companies, represents unvested stock with dividend rights.

(11)	Noncontrolling interests include revenue and expenses from consolidated alternative asset management entities that are not attributable, either directly or indirectly, to Piper Jaffray Companies.

(12)
A non-GAAP measure which excludes (a) expenses related to noncontrolling interests (see (11) above), (b) compensation from acquisition-related agreements, (c) restructuring and integration costs and (d) amortization of intangible assets related to acquisitions.

(13)	A non-GAAP measure which excludes (a) compensation from acquisition-related agreements and (b) amortization of intangible assets related to acquisitions.